Exhibit 99.1

MARKETING EXPERT JAMES M. LEE, PH.D.
JOINS BOARD OF DIRECTORS AT AMS HEALTH SCIENCES, INC.

OKLAHOMA CITY (March 30, 2007) - AMS Health Sciences, Inc., (Amex: AMM - news), today announced leading marketing expert, author and lecturer James M. Lee, Ph.D. has been appointed to the Company’s Board of Directors by unanimous vote. Dr. Lee was appointed to fill the vacancy left by David D’Arcangelo, who tendered his resignation effective May 10, 2005.

“I have a great deal of respect for Dr. Lee as a person, as well as for his marketing acumen,” said AMS President and Chief Executive Officer, Dr. Jerry Grizzle. “Because the Company has made a significant investment in more sophisticated marketing, branding and packaging, Dr. Lee will bring valuable real-world insight and strategic thinking to help us become a smarter, more nimble marketing organization.”

Dr. Lee is a veteran of marketing and communications, with over 20 years of experience. He has been a featured speaker on marketing issues at major business conferences, including the success of the CD Warehouse e-commerce strategy, in addition to publishing numerous articles on global trends and consumer behavior. He earned his undergraduate degree in Economics from the University of New Hampshire; his Master of Sciences in International Business from the New Hampshire College Graduate School of Business; and a Ph.D. in Business Administration from Oklahoma State University.

Dr. Lee’s background is quite varied, in both the professional and academic arenas. Dr. Lee is the former vice president of Oklahoma City-based CD Warehouse, as well as a former stockbroker. Dr Lee, age 46, has also served on the staffs of both a former Governor of New Hampshire and a United States Senator from New Hampshire. Currently, Dr. Lee serves as an assistant professor of marketing at The University of Tampa.

AMS Health Sciences recently launched its new saba™ division along with the new website, www.sabaforlife.com, to support the marketing of the saba and saba Borojo Weight Loss formulas. The new saba Weight Loss Formula features Borojo (pronounced “ba-ro-ho”), a fruit which offers essential amino acids for the body. According to Dr. Grizzle, AMS Health Sciences has the exclusive rights to market the Borojo fruit juice in America.

“AMS Health Sciences has entered an exciting new phase in its corporate evolution and the saba division has tremendous potential,” said Dr. Lee. “I appreciate the opportunity to work with Dr. Grizzle and the rest of the AMS team which share a viable vision to become a role model for direct selling organizations. Their increased emphasis on marketing is a significant first step to achieve this vision.”

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent associates across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com. For more information on its new saba™ division, visit www.sabaforlife.com.